Exhibit 99.1

HedgePath Pharmaceuticals Announces Name Change to INHIBITOR Therapeutics, Inc.

and Ticker Symbol Change to “INTI” Effective August 20, 2019

New Corporate Brand Exemplifies Multiple Near-term Growth Opportunities

Involving Lead Technology, SUBA™- Itraconazole, Inhibiting the Hedgehog Signaling Pathway

INHIBITOR to Hold End of Phase 2 Meeting with FDA in Q4 2019 Prior to Filing IND for Phase 2b

Clinical Trial of SUBA-Itraconazole in Prostate Cancer

INHIBITOR Renews and Expands Exclusive Worldwide Option Agreement with the University of

Connecticut for Novel Compounds that Inhibit Upstream Targets of the Hedgehog Pathway

TAMPA, FL, August 19, 2019 – HedgePath Pharmaceuticals, Inc. (OTCQB:HPPI), a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapeutics to inhibit the progression of cancerous and non-cancerous proliferation disorders, today announced plans to change its name to INHIBITOR Therapeutics as well as a change to the ticker symbol for common and preferred stock to “INTI” from “HPPI.” Both the corporate name change and ticker symbol change are expected to be effective with the opening of trading on August 20, 2019.

In conjunction with the corporate name change, INHIBITOR will launch a new website (www.inhibitortx.com) to showcase INHIBITOR’s vision and development strategy for SUBA-Itraconazole, a proprietary formulation of the FDA approved anti-fungal drug itraconazole designed to enable improved bioavailability compared to conventional itraconazole when used as an anti-cancer treatment, as well as novel compounds that inhibit upstream targets of the Hedgehog Pathway as treatments for cancer and non-cancerous proliferation disorders.

“Changing our name to INHIBITOR Therapeutics marks an important point of inflection for our company as we are now positioned to capitalize on several business and clinical development initiatives, offering potential catalysts for multiple value-building events during 2019 and 2020,” stated Nicholas J. Virca, President and Chief Executive Officer of INHIBITOR. “In the near-term, following a pre-IND (Investigational New Drug) meeting with the Food and Drug Administration (FDA) in April this year, INHIBITOR has secured an End of Phase 2 Meeting (EOP2) with FDA scheduled for the fourth quarter of 2019 to finalize our clinical protocol and statistical analysis plan as we prepare to submit our IND application to study SUBA-Itraconazole in patients with late-stage prostate cancer. Upon IND clearance, we plan to initiate a multi-center, randomized, double-blind, placebo-controlled Phase 2b clinical trial in men with metastatic castrate-resistant prostate cancer (mCRPC) in 2020. Additionally, in 2020, we plan to hold discussions with the FDA to advance our Phase 2b clinical program to study SUBA-Itraconazole in patients with late-stage lung cancer.”

Virca continued, “We are also excited to report the signing of a renewal, for an additional year, of an expanded, exclusive worldwide option agreement with the University of Connecticut to initiate pre-clinical testing in basal cell carcinoma using novel compounds (itraconazole analogues) designed to inhibit specific protein targets of the Hedgehog Pathway. We believe this technology has significant potential and could become a platform for targeting multiple cancerous and non-cancerous proliferation disorders.”

About SUBA-Itraconazole

SUBA-Itraconazole is a patented formulation of itraconazole designed to enable improved absorption and significantly reduced variability compared to generic itraconazole. Research suggests that these properties offer the potential to provide reduced intra- and inter-patient variability, enable a more predictable clinical dose response, and reduce the active drug quantity required to deliver therapeutic levels into the bloodstream.

SUBA-Itraconazole is manufactured by Mayne Pharma under current Good Manufacturing Practice standards for INHIBITOR’s use in clinical trials. An affiliate of Mayne Pharma is INHIBITOR’s majority stockholder and the licensor of the SUBA-Itraconazole technology.

About University of Connecticut Itraconazole Analogues

The itraconazole analogues, which are being developed by Dr. M. Kyle Hadden, Associate Professor of Medicinal Chemistry, Department of Pharmaceutical Sciences at the University of Connecticut, have modifications to particular regions of the itraconazole scaffold. The patents and patent applications include compositions of matter claims covering the itraconazole analogues and method claims covering their use for the treatment of cancer. Data from Dr. Hadden’s laboratory suggest that certain of these analogues maintain potent Hedgehog Pathway inhibition while exhibiting improved pharmacokinetic parameters and reduced off-target side effects sometimes associated with itraconazole. Initial testing efforts are focused on BCC tumor inhibition.

About INHIBITOR Therapeutics, Inc.

INHIBITOR Therapeutics, Inc. (OTCQB:INTI) (formerly known as HedgePath Pharmaceuticals, Inc. (OTCQB:HPPI)) is a pharmaceutical development company that discovers, develops and plans to commercialize innovative therapeutics to inhibit the progression of cancerous and non-cancerous proliferation disorders. HedgePath is the exclusive U.S. licensee of SUBA-Itraconazole in certain fields. Clinical studies have shown SUBA-Itraconazole to have greater bioavailability than generic itraconazole, a drug that has been approved by FDA for the treatment of certain fungal infections. The Hedgehog signaling pathway is a major regulator of cellular processes in vertebrates, including cell differentiation, tissue polarity and cell proliferation. Based on published research, INHIBITOR believes that inhibiting the Hedgehog pathway could delay or possibly prevent the development and progression of certain cancers, such as prostate cancer, in humans. Leveraging research undertaken by key investigators in the field, INHIBITOR is exploring the effectiveness of SUBA-Itraconazole as an anti-cancer agent and to pursue its potential commercialization. INHIBITOR is headquartered in Tampa, Florida. For more information, please visit www.inhibitortx.com.

Cautionary Note Regarding Forward Looking Statements

This press release and any statements of representatives and partners of INHIBITOR Therapeutics, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “will,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results (including, without limitation, the anticipated benefits of the new corporate name and ticker symbol, as well as the actual results of the Company’s anticipated future activities as described herein) may differ significantly from those set forth or implied in the forward-looking statements. These forward-looking statements involve numerous risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contacts:

Tiberend Strategic Advisors, Inc.

Jason Rando (Media)

212-375-2665

jrando@tiberend.com

Sharen Tilman (Investors)

646-604-5149

stilman@tiberend.com